On February 14, 2014,The Interpublic Group of Companies, Inc. held a conference call to discuss its fourth quarter and full year 2013 results.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer
Frank Mergenthaler
Executive Vice President and Chief Financial Officer
Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis UBS Securities David Bank RBC Capital Markets	Hersh Khadilkar Morgan Stanley Brian Wieser Pivotal Research James Dix Wedbush Securities

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group fourth quarter and full year 2013 earnings conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com, and will refer to both in the course of this call. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 a.m. Eastern.
During this call, we will refer to forward-looking statements about our company. These are subject to uncertainties in the cautionary statement included in our earnings release and the slide presentation, and further detailed in our 10-K and other filings with the SEC. We will also refer to non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you all for joining us this morning as we review our results for the fourth quarter and full year.
I’ll start out by covering highlights of our performance, as well as our outlook for 2014, and Frank will then provide additional detail. I’ll then conclude with an update on our agencies, to be followed by Q&A.
To begin with revenue, we are pleased to report a quarter of solid growth in most key world markets, led by outstanding U.S. performance. Fourth quarter organic growth was 3.7%, which is our strongest quarter in two years. For the full year, organic growth was 2.8%. This was at the high end of the 2%-3% range we had targeted entering 2013.
In the quarter, standout client categories were auto, retail, healthcare and food & beverage.
Regionally, U.S. organic growth in the fourth quarter was 6.9%, which reflects the revenue momentum of new business wins and notable strength in digital, media and marketing services. U.S. organic growth for the full year was 3.7%.
In AsiaPac, our largest international region, Q4 organic growth was 5.3%, which is on top of a double-digit increase a year ago. We saw a very strong increase in China in both the quarter and full year. For the year, our revenue in AsiaPac was up 6.4% organically, and grew 8.9% including revenue from acquisitions, mainly in India.

Organic growth in LatAm was 4.5% during Q4. Brazil continues to be strong, and we had a double-digit growth in Argentina and Colombia. For the full year, LatAm grew 10.2% organically, reflecting our very competitive position across the region.
In the U.K., fourth quarter organic growth was 4.3%, led by increases in digital, marketing services and media. For the full year, organic growth was 0.8%, but that includes the very challenging Olympics comparison in the third quarter. For the full year, our underlying growth in the U.K. was approximately 4%.
Continental Europe continued to be the exception in terms of topline performance. Our organic decrease was negative 4.3% in the quarter, which brought the full year to negative 5.9%, with decreases in most national markets. Business conditions remain challenging and we have taken important steps to strengthen our offerings in the market, including new senior hires and recent agency acquisitions, such as Profero, a leading U.K.-based global digital agency, and Inferno, a respected integrated agency in London.
Turning to expenses and margin, as you have seen in our announcement earlier today, our fourth quarter included restructuring expense of $61 million, the majority of which is our investment to align costs with revenue in Europe following a year of significantly lower-than-anticipated revenue. You will recall that on our previous conference call, in October, we indicated that we were considering Q4 actions to address this region.
We anticipate savings from these actions of approximately $40 million in calendar year 2014. In combination with stronger revenue growth and ongoing expense discipline, these actions strengthen our positioning to deliver growth and operating margin expansion this year and beyond.
Excluding the restructuring charge, operating margin in the fourth quarter was 18.1%, bringing margin for the full year to 9.3%. Except for currency, total operating profit in 2013 was relatively flat year-on-year. However, we did not attain our margin target for the year, mainly due to the extent of our revenue decrease in Continental Europe and the significant impact this had on our salaries leverage. Two other discrete factors weighed on our margin results: first, a few of our businesses that saw revenue decrease did not cut costs fast enough, or they invested in talent for future growth; second, the investment expense of new business. Margin expansion remains a primary area of focus for us, which I will detail in discussing our full-year 2014 outlook.
Our capital structure and financial strength continued to be a source of significant value creation in Q4. We repurchased 12 million common shares in the quarter, using $201 million. That brought full-year repurchases to 32 million shares using $482 million. At year end, our total share count, including restricted shares and options, was 428 million shares, which is a decrease over 20% in the past three years. That’s the result of a shareholder capital return program that has put $1.6 billion to work over that time frame.
Another financial highlight was significantly stronger cash flow generation for the full-year 2013. In addition, our run-rate interest expense exiting the year means 2014 interest expense should be $30-$35 million lower than fiscal year 2013.
Turning to our outlook for 2014, we begin with solid revenue momentum. The strength of our agency brands and our competitiveness on the new business front means we look forward to topline growth that is in line with our industry peers. Compared to this time a year ago, our businesses are also seeing an improved climate for marketing investment in many key consumer markets.
Our agency leaders are generally positive in their outlooks, and client project spending, an important barometer of market sentiment, has been healthy. The U.S., our biggest engine from a regional standpoint, is seeing momentum as we begin the new year. Our assets in important developing markets such as India and Brazil are very strong across the portfolio, and the tone in the emerging markets is solid, though tempered by some macro uncertainty. The upcoming World Cup should be a positive. We remain cautious on Europe. Considering all these factors, we believe growth in 2014 should exceed last year’s, and our organic growth target is a range of 3%-4%, which is consistent with the forecast from Magna for improved growth in the broader media sector.

With respect to profitability, we expect the return on our fourth quarter cost actions will contribute 40 to 50 basis points of margin expansion in calendar year ’14. Combined with the appropriate level of conversion on 3%-4% organic growth, our target is therefore to expand operating margin in total by at least 100 basis points in 2014, on top of this year’s underlying base of 9.3%.
The actions we announced earlier today on the dividend and share buybacks are indicators of our Board’s confidence in our outlook.
We’ve increased our dividend 27% to $0.095 per share quarterly, or $0.38 per year. In addition, our Board authorized a new $300 million share repurchase plan. This new authorization brings our total outstanding program to $419 million, pro forma for the beginning of this year.
At this stage, I’ll turn things over to Frank for some additional detail on our results, and I’ll join you after his remarks for an update on tone of business and our agencies, to be followed by our Q&A.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael. Good morning. As a reminder, I will be referring to the slide presentation that accompanies our webcast.
On Slide 2, you’ll see an overview of results, many of which Michael touched on. Organic growth was 3.7% in the fourth quarter. U.S. growth was a terrific 6.9%, our fifth consecutive quarter of stronger year-on-year domestic growth. Our international performance was mixed, with growth in AsiaPac, LatAm and the U.K., but decreases in Continental Europe and Other Markets.
Q4 operating profit was $324 million, including $61 million expensed for strategic cost actions, mainly in Continental Europe.
Operating margin was 15.3% in the fourth quarter as reported. Before restructuring, Q4 margin was 18.1%, and full-year operating margin was 9.3%. The payback on our Q4 actions should result in 40-50 basis points of margin expansion in ’14.
For the quarter, diluted earnings per share was $0.44 per share, and $0.56 per share excluding the restructuring charge. For the full year, diluted EPS was $0.61 per share, and would have been $0.78 per share excluding both the $0.11 per share impact of the Q4 restructuring charge and the $0.06 per share impact of our charge in the third quarter for the early redemption of our 10% Notes. We provide a reconciliation of reported to adjusted EPS in the appendix to our presentation, on page 23.
Michael mentioned our Board’s actions today to increase our dividend and authorize a new share repurchase plan. These actions underscore the strength of our financial condition and competitiveness of our offerings.
Turning to Slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow.
Here it’s worth noting that our tax rate in the quarter was 32.9%, and an adjusted 30.1% excluding the restructuring charge. For the full year, our tax rate was 38.7% as reported, and 36.2% adjusting for both the Q4 charge and the Q3 charge for debt redemption. This compares to our adjusted tax rate in 2012 of 30.4%, excluding the gain on the sale of our Facebook shares in 2012, which was included in Other Income.
Turning to revenue on Slide 4:

•	Revenue was $2.12 billion in the quarter, an increase of 2.9%.

•	Compared to Q4 2012, the impact of the change in exchange rates was negative 130 basis points, while net acquisitions added 50 basis points. The resulting organic revenue increase was 3.7%.

•	For the full year, revenue growth of 2.4% consisted of 2.8% organic growth and 70 basis points from net acquisitions, while currency was a negative 1.1%.
As you can see on the bottom half of this slide:

•	Fourth-quarter organic growth at our Integrated Agency Networks segment was 2.2%, with U.S. growth outpacing international growth.

•	At our CMG segment, our organic growth was 11.7%. Growth in the U.S. was very strong across PR, Events and Sports Marketing.
Moving on to Slide 5, revenue by region:

•	In the U.S., Q4 organic growth was 6.9%.

◦	We had outstanding performance by our media business, our digital agencies and our marketing services specialists in CMG, notably events and PR.

◦	We also had strong growth at certain of our U.S. integrated independents.

◦	Leading client sectors were auto and healthcare. It is worth noting that our revenue with federal government clients increased modestly in Q4, after having decreased during the third quarter.

•	Turning to International markets:

◦
The U.K. increased 4.3% organically in Q4, led by growth in digital, marketing services and media. For the full year, U.K. organic growth was 0.8%, which reflects a challenging London Olympics comparison from 2012. Underlying growth was approximately 4%, led by McCann, media and digital.

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Continental Europe decreased 4.3% organically in the quarter. We had decreases in Germany, Italy and Spain, while France was flat. For the year, revenue decreased 5.9% on an organic basis, and our cost actions in Q4 addressed a similar percentage of our headcount in Europe, as well as some office consolidation.

◦
In AsiaPac, organic revenue growth was 5.3% in Q4. We had a double-digit increase in China, which was driven by McCann, media and the marketing services companies within CMG. For the full year, AsiaPac grew 6.4% organically, against double-digit growth the year before, led by double-digit growth in Australia and China, and mid-single-digit growth in India. Growth was 8.9% for the year including acquisition revenue, notably in India.

◦
In LatAm, we increased 4.5% organically in the quarter, due to growth across many of our agencies, including media, McCann, CMG and digital. Full-year growth was terrific at 10.2%, which was fueled by a very broad cross section of our assets in the region.

◦	Our “Other Markets” group, which is made up of Canada, the Middle East and Africa, decreased 6.3% in the quarter on an organic basis, primarily the result of lower pass-through revenues and expenses.
On Slide 6, we chart the longer view of our organic revenue change on a trailing-12-month basis. The most recent data point is 2.8%, corresponding to calendar year 2013, increasing as the year progressed.
Moving on to Slide 7, our operating expenses:

•	In the fourth quarter, total operating expenses increased 5.1% from a year ago, before the restructuring charge. Full-year operating expenses increased 2.9%, compared to 2.4% revenue growth.

•
Our performance in Continental Europe had significant impact on our Salaries leverage. As Michael mentioned, our revenue decrease was deeper than we had anticipated. We needed to align our cost base in this region to the revenue reality.

Second, in some of our businesses where revenue decreased, we did not see a corresponding and timely reduction to our payroll or a decision was made to further invest in talent or capabilities to drive growth.
Third, the volume of new business won in 2013 was positive, but investment was required to win the business, and servicing the business also meant hiring ahead of revenue. That timing was detrimental to margins in 2013.

Needless to say, margin will be a critical area of focus for us in 2014. There is no structural reason why we should not continue our progress to a competitive level of margin profitability, and nothing has changed in our outlook that we can drive high levels of incremental margin on our growth.

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Total headcount at year end was 45,400, which was an increase of 0.4% in Q4 from Q3. That includes some reductions from our restructuring, but the majority of restructuring headcount was scheduled to exit in Q1.

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From a year-over-year standpoint, total headcount increased 4.9%, of which 3.4% was organic and 1.5% was due to acquisitions. Our additions were where we are growing: in LatAm, AsiaPac and in the U.S. for new business, as well as our high-growth digital, marketing services and media disciplines.

◦	In Q4, our ratio of base payroll, benefits and tax expense to revenue was 44.9%, compared with 44.3% a year ago. For the full year, that ratio was 52.9%, compared with 52.2% in the prior year.

◦
Q4 expense for temporary labor was 3.4% of revenue, which is 20 basis points higher than last year, and somewhat higher than we like to see. For the full year, our temp help ratio of 3.6% was equal to the level of a year ago.

◦	Incentive expense was 3.0% of Q4 revenue, and also 3.0% of revenue for the full year, which was the same level as full-year 2012.

◦
Our “other salaries and related” category was 4.6% of fourth quarter revenue and was 3.2% of revenue for the full year, which is an increase of 20 basis points for the year. Our increase for the full year was due to higher performance-based bonuses at the local and regional operating levels.

•	Turning to Office and General expenses on the lower half of the slide:

◦	O&G expense was 25.3% of Q4 revenue and 26.9% for the full year, which is an improvement of 20 basis points for the full year.

◦	As you can see in the appendix, we held steady on both professional fees and on travel, supplies & telecom as a percentage of revenue.

◦	Our expense for occupancy grew a little faster than revenue, resulting in 10 basis points of deleveraging.

◦	We leveraged the “other O&G” category by 30 basis points for the year.
On Slide 8, we show our operating margin history on a trailing-12-month basis. The most recent data point is 8.4%, which includes our Q4 restructuring expense of $61 million, and 9.3% before that expense.
Turning to the current portion of our balance sheet on Slide 9, we ended the year with $1.64 billion of cash and short-term marketable securities. You’ll remember that our cash balance a year ago included $800 million that had been raised in our November 2012 debt issuance to pre-fund debt redemption in 2013. Under the short-term liabilities section, the current portion of long-term debt reflects the November 2014 maturity of our 6.25% Notes.
On Slide 10 we turn to cash flow:

•
Cash from operations in Q4 was $1.02 billion, compared with $802 million a year ago. The comparison includes $657 million from working capital in this year’s fourth quarter, which is a very strong result, compared with $408 million a year ago. This continues to be an area of focus. For the full year, cash from operations was $593 million, compared with $357 million in 2012.

As a reminder, our operating cash flow is seasonal. Our business tends to generate significant cash from working capital in the fourth quarter and a use of cash in working capital in the first quarter.

•
Investing activities in Q4 used $97 million, mainly for capital expenditures. For the full year, Cap Ex was $173 million, while net cash used in acquisitions was $62 million. Our M&A pipeline continues to be very strong. While timing can shift between periods, we continue to target $150-$200 million annually. We remain focused primarily on high-growth disciplines and markets, expanding our digital capabilities and opportunistically strengthening our presence in world markets.

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Moving on, our financing activities used $256 million in Q4, mainly $201 million for the repurchase of our common stock and $32 million in common stock dividends. The quarter included the payment of our final quarterly preferred stock dividend, which was $3 million.

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For the full year, our financing activities used $1.2 billion, which chiefly reflects $602 million for the retirement of our 10% Notes, $482 million to repurchase common stock and $126 million for dividends on our common shares. As I mentioned, we had pre-financed some of this activity with our November 2012 debt issuance, which was $800 million.

•	In 2013, our net decrease in cash and marketable securities for the full year was $949 million.

•
Cash taxes for the year were $112 million, which is 19.5% of our adjusted pre-tax income. We continued to benefit from our operating loss carry-forwards and a cash tax rate lower than our effective book tax rate. In 2014, we estimate our cash tax rate will be in a range of approximately 20- 22%.

On Slide 11, we show our debt deleveraging by nearly $700 million from 2007 through 2013, which includes the temporary increase at year-end 2012. Our debt level at year-end 2013 is $1.66 billion.
Slide 12 shows the total of our average basic plus dilutive shares over the last few years, and at far right shows the total as of year-end 2013. This has been a dynamic and positive area of focus for us.

•	Average total shares have decreased approximately 21% between 2010 and 2013.

•	Our starting position for 2014 is 428 million, on the right, which is 3.4% lower than the 2013 average.

•	As we have pointed out, with our Board’s action announced this morning, our repurchase authorizations currently total $419 million.
Turning to Slide 13, in summary, stronger U.S. growth was an encouraging note to conclude the year and look ahead to 2014. We begin the new year in a stronger competitive position compared to a year ago, and, having taken necessary actions in Europe, our focus for 2014 will be to drive margin expansion. Our financial strength continues to be a source of value creation. As a result, we enter the year having significantly reduced our share count and lowered our cost of debt, and with a higher dividend.
With that, let me turn it back over to Michael.

Mr. Roth:
Thank you, Frank.
Well, we made significant progress on a number of important fronts in 2013. We enhanced the senior talent across the organization, with particular focus on strategic, creative and digital leadership. We retained major clients, a key area of focus going into the year. We also built on those existing relationships, and we showed well in the new business arena.
This was particularly the case on holding-company-level consolidations, where we won four of the five major reviews in which we participated. By year end, organic revenue growth returned to competitive levels, and we finished the year strongly in the United States.
During 2013, we took additional steps to bolster the company’s already-strong financial position, which has allowed us to invest behind the high-growth sectors within our portfolio, while also returning considerable capital to our shareholders.
Overall, our offerings are strong. We are meeting the needs of our clients by effectively engaging with consumers in a fragmented, dynamic and fast-moving marketing landscape. This means putting strategic insights, digital capabilities and integrated ideas at the center of all our agencies. It’s about being highly creative, fast and flexible, and using data and analytics to promote accountability.
Mediabrands and CMG both continued to lead the way, performing at very high levels and building outstanding digital capabilities, notably in the area of social media and content creation. We have taken a leadership position in programmatic media buying and established the Magna Consortium, partnering with a number of major media owners. Magna also just released “High Definition Buying,” the industry’s most comprehensive, scalable data stack to optimize audience targeting across all devices and media channels. Mediabrands also won significant reviews against top competitors, such as the global Hershey’s assignment and Nationwide. This led to Mediabrands being named “Holding Company of the Year” by MediaPost.
CMG followed suit when the industry-leading PR capabilities at Weber Shandwick, GolinHarris and DeVries contributed to IPG winning the first-ever designation as “Holding Company of the Year” from the Holmes Report. As a result, we are seeing our CMG companies, particularly the PR agencies, gain further market share.
McCann showed very strongly in major award shows around the world. The agency’s “Dumb Ways to Die” work has become the most-awarded creative campaign in the history of our industry. And the agency has become an attractive destination for top talent. Their competitive offering includes global consumer advertising, CRM/digital and experiential capabilities. This is reflected in new client assignments, from both existing partners like GM and new ones like the U.S. Postal Service, Lockheed Martin and Zurich Insurance, where it played a key role on our cross-IPG team.
Lowe continued to do great work for its largest client, particularly in high-growth and BRIC markets. The agency was also central to a number of new business wins, notably Cadillac, which led to a merger with Campbell Ewald that is making good progress and will further be accelerated with the addition of Profero on the digital front.
R/GA, Huge and MRM are among the industry’s most innovative agencies, with best-in-class capabilities across the digital spectrum, including mobile, social, UX and tech development. All three of these agencies continue to grow and expand their geographic footprints.
Our integrated U.S. independents include some of the most dynamic agencies in the business, such as Hill Holliday, Martin and Deutsch. Mullen in particular had a breakout year in 2013.
Draftfcb has also shown the positive impact of talent upgrades across the network, in offices such as Shanghai and New York, as well as capabilities, like strategic planning and a new agency CMO. Carter and his team are working well together, as evidenced by the recent win of Levi’s, an uptick in new business activity and the soon-to-be-announced win of Trulia.
At the holding company level, we outperformed all of our competitors by winning 30% of the Grands Prix awarded at Cannes, the industry’s most important creative competition. And we recently outpaced our peers with three agencies on the prestigious Ad Age “A List” - Mullen, Weber Shandwick and R/GA - as well as another three on its list of “Agencies to Watch.” This reflects the quality of our talent and the range of resources that we can bring to bear on behalf of our clients.
We are equally strong in many of the world’s high-growth regions, which we see as a source of further growth for us. We have strong offerings at all of our global networks in Brazil and India, where we have been active in M&A on behalf of Mediabrands and CMG. We will continue to build in China largely through organic investment, and the results there in 2013 validate that approach. We have a strong and effective partnership in Russia. And we will remain active on the M&A front with targeted deals, notably in digital, marketing services and media, as well as tactically to address geographic areas of need or capitalize on specific client opportunities.
Our balance sheet has been and will continue to be a source of significant value creation. We have been very effective in deleveraging, while returning $1.6 billion to shareholders since initiating the current dividend and share repurchase program in 2011. Our Board’s actions announced today build on that success, which demonstrates their confidence in the strength of our financial position and our agencies, as well as their belief in the opportunities that lie ahead of us.
By achieving our 2014 growth target of 3-4%, and given the cost actions we have taken in Q4, we are confident that we can convert at a high level and resume our long-term trajectory of margin expansion. This will result in at least a 100-basis-point improvement. Our margin goal is therefore 10.3% or better. This will position us to further enhance shareholder value in the years to come.

We are looking forward to a strong 2014, and we thank you for your time and your continued support. At this time, I’ll open it up for questions.

QUESTIONS AND ANSWERS
Operator:
. . . . The first question today is from Alexia Quadrani with JPMorgan.
Alexia S. Quadrani, J.P. Morgan:
Thank you. I just wanted to follow up on the relatively weak margins in the quarter. I know Europe was a huge challenge in the quarter, but it looked like you had such good growth elsewhere, and, given the relatively small size of Europe I’m surprised - the positive operating leverage you probably had given the strong growth elsewhere, I’m surprised you didn’t see much more of an offset.
Michael Roth, Chairman of the Board and Chief Executive Officer:
That’s a fair question. Obviously, Alexia, that’s a key question that we tried to address in our opening remarks. In particular, since it’s year end we were a little more detailed in our presentation, so forgive us for that. But I look at it in a simple way. There are three buckets that we look at when we compare our targets and our actual results.
The first, obviously, is weakness in Continental Europe, which you point out. If you look at its percentages versus our goal, that’s in excess of 60% of the miss, if you will, versus our target. If you add on top of that - so, obviously, the bulk of it is from Europe, notwithstanding its size. Okay?
The second piece is, as we talked about, is the ramp-up, the failure to reduce our salaries ahead of some revenue weaknesses we had in some of our agencies. Part of that was that we were investing in the future in terms of talent. Remember, 2013 is a year where we had some changes in our structural agencies in terms of leadership, and as a result, we had some replacements and, obviously, new leadership and new talent across strategic, creative and, frankly, management leading those agencies. So that’s the second bucket. And, obviously, we didn’t cut fast enough against some of the revenue shortages, which is reflected in those ratios.
The third bucket has to do with new business. Particularly, we saw a lot of new business expenses on the digital side from our agencies, and it’s reflected in our new business wins, which were positive in 2013.
Which is why we’re comfortable when we talk about how all of this is going to convert into 2014. If you just look at the expense that we took in terms of the restructure, we look at $40 to $50 million return in 2014, which is a pretty good return. Question is, why aren’t we seeing 100% of it? Obviously, when you take out people in Europe, it costs us a little more than in the United States. The second part of it has to do with - we structurally in our refinancing we have $30 to $40 million of savings on our interest expense.
When you put all of that together, we’re disappointed in not achieving our margin in 2013, but I think what’s clear is we took some significant actions to position ourselves for 2014, which is why we’re comfortable with a 100-basis-point expansion in our margin, given a 3% to 4% organic revenue growth in 2014. So I hope that’s clarified. Those three buckets are critical in terms of why we missed against our target.
And let me just reiterate, the reason I talked about our target was, as I said, given - if you pull out currency, from an operating income point of view, we were relatively flat. So the tone of our business wasn’t as difficult as it was reflected in some of the decreases in margin that you saw.
Ms. Quadrani:
Yes, Michael, that’s very helpful. But on the two other buckets besides Europe, then, since you reiterated them, two questions on that. One, when does the new business ramp become a positive contributor to margin, more of a tailwind than a headwind? And then on the two businesses that sort of dragged outside of Europe that you highlighted, did the restructuring also sort of address those, will we see better performance out of those two other businesses as well?

Mr. Roth:
Clearly, we keep that in mind when we look at performance in 2014. So the answer to that is yes. I’m sorry, what was the first part of the question?
Ms. Quadrani:
The new business ramp, which has been very impressive now for a while: when does that become a tailwind versus a headwind?
Mr. Roth:
Well, it’s a tailwind going into the first half of the year. So, notwithstanding we had a few client losses in the last part of 2013, but even with that, for the first half of the year 2014 we should be positive and have tailwinds, which is part of the growth that we anticipate in 2014.
Ms. Quadrani:
Okay. Thank you very much.
Mr. Roth:
Thank you, Alexia.

Operator:
Thank you. The next question is from John Janedis with UBS.
John Janedis, UBS Securities:
Michael, sticking with Europe, I think you went into last year thinking it would maybe be flattish to down slightly. So when you look out to this year, is the base case that organic grows? Just to clarify, is that $40 million of savings all in Europe, and can margins grow in a declining revenue environment there?
Michael Roth, Chairman of the Board and Chief Executive Officer:
It’s not - the 40 basis points - $40 million is not all in Europe. Obviously, the majority of it is. And, yes, we were disappointed in terms of how we went into 2013 and the negative performance in Europe, which is what gave rise to the restructuring and how we started looking at that.
Our plan for 2014 does not call for a major recovery in Continental Europe, but it does call for a leveling off, if you will. So that’s built into our forecast for 2014.
Mr. Janedis:
Okay. And maybe on a somewhat related note, you made some senior changes at your agencies, as you know. At this point, is it fair to say the leadership teams and the associated costs are in place? I’m just trying to understand if there’s risk to margin from future investment in talent?
Mr. Roth:
No, I mean, you’re right on. That’s what I was alluding to, rather than just focusing on revenue decline, when I said we made investments in growth. We saw major additions at McCann, at Draftfcb, and Lowe and, frankly, some of our independent agencies. Which, frankly, is one of the reasons we saw improvement in our new business wins and how we’re pretty excited about the pipeline that we have going into 2014. So 2013, the way I look at it was, we finished very strong on the revenue side, and we rightsized, as best we can, our European operations.
Let’s not forget, we also did two acquisitions to help us. Inferno is a good addition for Draftfcb, and we expect to see some improvement in Continental Europe as a result of that. And Profero, which is a great addition for the Lowe network.
So, yes, we made investments in talent. And, of course, McCann - we saw additions of individuals like Rob Reilley, in particular, on the creative side - and McCann, reflecting in its new business wins, and its win in terms of recognition for its creative side, we’re feeling very good about the prospects for McCann on a global basis going into 2014. So, yes, we continue to invest in our talent, and I’m very comfortable with the leadership we now have across all of our networks. We made changes in some of our independents. Karen Kaplan was made Chairman and CEO of Hill Holliday, we have Alex in Mullen taking over there, and we merged Campbell Ewald with Lowe. So I think we are very well-positioned from a competitive point of view going into 2014.
Mr. Janedis:
Thanks, Michael. Maybe one last quick one for Frank. I’m sorry, but, Frank, on the 100 basis points as a base case for the margin, is it fair to say maybe 80 of that is SRS and 20 is O&G?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
The majority, John, without putting a specific number, is definitely coming out of SRS. In O&G we continue to make progress. We’re ahead of the target that we had set with respect to percentage of revenue, and we’ll still chip away, but it’s got to come out of SRS.
Mr. Roth:
Thanks, Frank.
Mr. Mergenthaler:
You’re welcome.
Mr. Janedis:
Thanks, gentlemen.

Operator:
Thank you. The next questions is from David Bank with RBC Capital Markets.
David Bank, RBC Capital Markets:
Hey, thanks, guys. Switching back to the revenue side, from the outside my general assumption would have been the bulk of the new business was sort of global, as you’ve been winning it fairly evenly split, and I’m trying to understand the massive skew. I sort of get the domestic, or the European-related, weakness on international, but the just enormous growth domestically and the kind of overly anemic growth internationally, is there a skew of new business wins? How much of it is about the market versus share gains? And how do we extrapolate a run rate? Does the next year look really, really disproportionately big domestic growth and far more muted international, or do you think that we see some convergence over the next couple of quarters?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, let’s not forget the fact that 50% of our revenue comes from the United States, 56%. So, obviously, that’s a very strong driver and that’s - frankly, that’s the exciting part of the growth in the United States, because so much of our business comes from that place. If you look at our marketing services businesses, as well, a fair chunk of that is coming here in the United States.
If you look at the global part of it, we saw great growth in Brazil, China and India. It was a slight pullback in Q4 for 2013, but on a year-to-date basis we saw double-digit growth in most of those markets, which pulled back a little in the fourth quarter. So we’re expecting to see strong results, continued strong results in LatAm, as well as in AsiaPac, but a lot of it is skewed because 56% of our business comes from the United States, which, frankly, is a good thing from our perspective.
But if you look at where we made investments in acquisitions, we strengthened our disciplines in India with acquisitions. We did a few acquisitions in LatAm, which helped us, and, obviously, in Europe I already covered some of the acquisitions. Our pipeline for the future acquisitions is, frankly, more global than U.S. So our goal here is, obviously, to increase our exposure in the growth markets and participate that way. But I think we saw some pullback in the international markets that I just referred to in the fourth quarter, and that led to the skewing, if you will, of a greater portion in the U.S.
Mr. Bank:
Just as a follow-up, maybe to ask one more question, which would be, could you talk about, of that domestic growth, how would you split it between new business won versus - over the past trailing couple of quarters - new business won versus existing client spend? Can we look at it that way?
Mr. Roth:
One thing I forgot is our independent agencies. Obviously, we have very strong independent agencies, which are, frankly, more domestic, and they were very successful. If you looked at Mullen with its win at Acura and a couple of our other independent agencies - Deutsche, The Martin Agency - we had new business wins there.
Look, new business wins are great. It takes awhile for them to really flow through in terms of our margin. We’ve always said our strength is our existing clients, and if you look at our top clients, we saw a 6% growth on a worldwide basis in our top 20 clients. And that has been and will continue to be the source of strength and growth for our company.
And, obviously, when we get up at bat in terms of new business wins, as I indicated, we’re doing fairly well, and with the addition of all the new talent. And just look this morning: Draftfcb, the announcement on - I gather, I said soon-to-be-announced, I hear it was announced - they picked up Trulia. We added new talent, obviously, under Carter’s leadership, and we’re seeing results already coming into place.
So new business is great. We’re going to, hopefully, win more than we lose, if there are any. But the key source of our strength is our existing global clients and existing clients, and the growth from those.
Mr. Bank:
Thank you very much.
Mr. Roth:
You’re welcome.

Operator:
Thank you. The next question is from Ben Swinburne with JPMorgan - I’m sorry, with Morgan Stanley.
Michael Roth, Chairman of the Board and Chief Executive Officer:
We almost moved you there, Ben.
Hersh Khadilkar, Morgan Stanley:
Hey, this is Hersh Khadilkar, actually, on for Ben.
Mr. Roth:
Okay. [Laughter.]
Mr. Khadilkar:
Two questions, actually. First, was there any impact from pass-through revenues in 4Q ’13? And then second, I know you’ve taken a lot of questions on this already, but given the new business momentum that you had in 2013, relative to the industry, and is it fair to assume you can outperform in 2014, or are there other kind of headwinds we should be thinking about? Thank you.
Mr. Roth:
I’ll let Frank answer the pass-through. But every - we think given the talent we should outperform our industry every year. By investing in our new talent across McCann, Draftfcb, Lowe and our independents, from our perspective, we think the answer to that should be yes. And, frankly, that’s why we invested in the talent that we have.
And what I’m really pleased about is the result of these awards and where we stand. I know that doesn’t put money in the bank, per se, but the reputation overall for all of our networks on the creative side, on a competitive basis, has really come through in 2013. And that should give rise to an advantage to us on new business wins. No one wants to bring in the 10th-rated creative agency when they’re calling on consultants to bring in agencies.
So that’s why at McCann, for example, Harris has been focusing on strengthening the creative bench there because that’s - you add that on top of the distribution and the strength and the offerings that they have on a global basis, it’s a very competitive force. And the same with all our other agencies. So, yes, we’d like to think we’re going to outperform in the marketplace.
And, frankly, I know the question is, 3% to 4% guidance for 2014 may seem light - what I said was we should be competitive with our peers. So, if the industry is above 4%, I certainly would expect us to be competitive. But going into the year, it’s kind of difficult for us. This industry’s hard enough to predict where we’re going to come out on a quarterly basis, and we proved that. But on a full-year basis, we like to start the year out more on a macro basis, which is why, frankly, Magna puts out a release, and so do our competitors, and our forecast for the year is consistent with that. Our goals, of course, are to do better.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
And, Hersh, on the pass-through question, on a consolidated basis it was very small.
Mr. Khadilkar:
Okay. Great, thank you.

Mr. Mergenthaler:
You’re welcome.

Operator:
Thank you. The next question is from Brian Wieser with Pivotal Research.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Good morning, Brian.
Brian Wieser, Pivotal Research:
Hi, good morning. Thanks for taking the question. First of all, there have been some good signs in Europe, in the last quarter alone, I think, with some key account wins. The question is, what aspect in particular is going badly? And maybe the reason I ask is, if you were us and you were to try to look at what to look at for signs of improvement, is it country level? Is it agency specific? Any color you can offer on that would be useful.
And then, a second question. Yesterday, I saw the news, obviously, with Mediabrands and ComScore and Rentrak. But it’s not - it occurred to me, it’s not as if you’re replacing Nielsen for anything. I’m curious, when you think about spending money on research, or when your agencies think about spending money on research, do they tend to think about it more as an investment in new client wins? Or when those incremental costs come up, is it more there’s a specific client who’s willing to pay for it? I’m just wondering how to read through to that, again, in terms of investing in the future versus an actual revenue-generating opportunity?
Mr. Roth:
Let me talk about the - look, research is, obviously, very important, and everything we’re trying to do at Mediabrands is target those dollars and be most effective in where we put it. The more data we can access across all the different outlets, whether it be mobile, whether it be internet, TV, the better we are in allocating our clients’ dollars to be more effective on a real-time basis.
The stuff that we announced today in terms of high definition, we’ve already put to work on some clients. So the answer is, obviously, you work with your existing clients, but when you’re in competitive pitches, it’s nice to show that you have a competitive advantage of or an exclusive arrangement with these top providers of research that puts you ahead of the competition. So it’s a combination of existing clients, where we continue to maximize the effectiveness of the dollars that we’re managing on behalf of our clients, and, frankly, to put us in a competitive advantage in the marketplace.
And I think on the program side, with respect to Mediabrands, the team - Matt and the team have been a great proponent of new ways of looking at spending those dollars to be effective with it. So you can spend less dollars and be more effective, and this is how you keep existing clients happy, and you win new business. So we’re very excited about what’s happening over there.
As far as Europe, we did have - Lowe won SEAT, so we did have new business wins in Europe, and, frankly, McCann in the U.K. is showing good signs of recovery, and we had good performance both across our marketing services and McCann in U.K., and, yes, we’re looking to expand our footprint in Continental Europe. We’re not running away from it.
But the fact is, it’s 11% of our - Continental Europe is 11% of our revenue, and if there’s one client that pulls back, it has a more material impact on our results. The other side of that is, if we win something big, we’ll have a better performance in Continental Europe. So 11% is not insignificant, and I don’t want anyone to think we’re not investing in Continental Europe. I think we have some good offerings and strong offerings, and we will continue to focus on that market. It’s an important market for us. But given the fact that it is 11%, sometimes we see volatility in those results that are client-specific, or, frankly, region-specific, and so that’s how we look at it.
Mr. Weiser:
Okay. But is there any, based on what you’re expecting for the year, even in a world that’s flat, is it a particular discipline that, because it does seem like your - CMG seems to be clearly doing well all around - but is it more of, on the media agency side, creative agency side, anything, if you had to guess?
Mr. Roth:
No, I think it’s across the board. Obviously, some of our agencies, we had to make some senior management changes, and we’re looking at some strategic bolt-on transactions that will help us on the talent side. So it’s across the board. And, yes, McCann, as I said, is doing strong in the U.K. CMG is performing well, and we expect those type of investments to continue and us to perform well in that market.
And the rightsizing of our agencies is something we’ve been spending time with, and that’s why we said in October that we’re going to take a hard look at matching our expenses and our revenue. And, frankly, if we overshot the runway on the expense side we can always add to our talent base. And so I think we’ve really repositioned ourselves to take all of that into consideration for 2014.
Mr. Weiser:
Okay. Thank you very much.
Mr. Roth:
Thank you, Brian.

Operator:
Thank you. The next question is from James Dix with Wedbush.
James Dix, Wedbush Securities:
Good morning, guys.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Good morning.
Mr. Dix:
Two questions. First, Michael, you talked a little bit about the lift of the net new business heading into 2014. Any quantification you have on that, because I know going into prior years net new business has been more of a drag, so I just wanted to see whether there was anything we could focus on in contrasting your outlook for 2014?
And then, secondly, just following up on something you said, Frank, although, Michael, you’ve addressed it as well, in terms of there’s really no structural reason why you can’t get the competitive margins. Just wondering what you consider a structural reason versus a non-structural one? For example, a year ago, someone might have argued, well, your position in Europe, given its scale, could have been argued to be a structural impediment. It seems as though you’ve taken some actions with the restructuring and other things you’re doing on the M&A side and other areas to address that. I just want to see if you could give a little more color on what you mean by that and how you feel like your structural position has improved over the past year, if you think it has? Thanks.
Mr. Roth:
Well, structural by definition, we have - most of our model is a variable cost model. So as long as we have levers we can pull when revenue isn’t there, therefore, we don’t think that’s a structural - whether it be salaries, or incentives is another variable cost that we have levers to pull. Structural is that if we can’t - whether it be fixed cost, whether it be rent, whether it be markets where we can’t take out expenses and there’s no revenue, whether we have agencies in markets that don’t perform and we can’t exit those markets, those are all structural impediments that, frankly, in the past it took us years to overcome. We exited, in the early days, we exited 50 different markets which, frankly, were impediments to our growth, and we made tough decisions on that.
So I think we’ve - by going to certain global centers, if you will, we’ve minimized the effect of structural impacts, and we’re much more on a variable cost structure right now. Did you want to add anything to that, Frank?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
No. James, I think Michael hit it. If there’s a line of sight for us to get to a competitive margin, and to get there we have to take actions, or pull levers, that’s where we are today. And if we don’t think we can get there, that’s structural. And we believe we’ve made the structural changes in our portfolio, so it comes down to execution.
I think the challenge, though, is the decision every management team makes about cost reduction when there’s pressure on revenue versus investment. Because if you just live for short-term margins, eventually you’re going to erode the value of your enterprise. So there’s the debate that we saw in the fourth quarter, where we saw some businesses where revenue pulled back and we made tough decisions around headcount reductions, primarily in Europe, but we also made some decisions around the need to invest to position us for 2014.
Mr. Roth:
On your question of new business, you’re right, we used to call out 3% headwind going into the year, and we took the liberty of adding that to our results to show that we had competitive offerings. Going into ’14, as I indicated, in the first half of the year, I’d say we have tailwinds in the 1% range. At the end of the year, we did have some client losses that are taken into effect and - but I’d use that as - is that - yes, that’s about the right number. Obviously, we hope to increase that. We have a number of pitches up in review and, hopefully, we’ll be successful on those.
Mr. Dix:
Great. Thanks very much for the color.
Mr. Roth:
Sure.
Mr. Mergenthaler:
You’re welcome.

Operator:
Thank you. And we are nearing the bottom of the hour, so I’ll turn the call back over to the speakers for any closing thoughts.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, as you can tell, obviously 2013 was an interesting year for us. What we are excited about is going into 2014. We made some hard decisions in 2013, and we finished the year very strong. I had indicated we were looking for a strong close in ’14, we - in ’13 - and we did it on the revenue side, and we’re repositioning our businesses for ’14. So we’re looking forward to our next call, and thank you all for your support.
Operator:
Thank you. This does conclude today’s conference. Thank you very much for joining. You may disconnect at this time.
* * * * *

Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.
Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.

Reconciliation of Non-GAAP Measures

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three Months Ended December 31, 2013
	As Reported	Restructuring Charges	Adjusted Results
Operating Income	$324.4	$(60.6)	$385.0
Operating Margin %	15.3%		18.1%
Income Before Income Taxes	$314.1	$(60.6)	$374.7
Provision for Income Taxes	(103.2)	9.7	(112.9)
Effective Tax Rate	32.9%		30.1%
Equity in Net Income of Unconsolidated Affiliates	1.2		1.2
Net Income Attributable to Noncontrolling Interests	(19.0)		(19.0)
Net Income Available to IPG Common Stockholders - Basic and Diluted	$193.1	$(50.9)	$244.0

Weighted-Average Number of Common Shares Outstanding - Basic	425.1		425.1
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	6.9		6.9
Preferred Stock Outstanding	3.2		3.2
Weighted-Average Number of Common Shares Outstanding - Diluted	435.2		435.2

Earnings Per Share Available to IPG Common Stockholders - Basic	$0.45		$0.57
Earnings Per Share Available to IPG Common Stockholders - Diluted	$0.44	$(0.12)	$0.56

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Twelve Months Ended December 31, 2013
	As Reported	Restructuring Charges	Loss on Early Extinguishment of Debt	Adjusted Results
Operating Income	$598.3	$(60.6)		$658.9
Operating Margin %	8.4%			9.3%
Income Before Income Taxes	$468.0	$(60.6)	$(45.2)	$573.8
Provision for Income Taxes	(181.2)	9.7	16.9	(207.8)
Effective Tax Rate	38.7%			36.2%
Equity in Net Income of Unconsolidated Affiliates	2.1			2.1
Net Income Attributable to Noncontrolling Interests	(21.0)			(21.0)
Dividends on Preferred Stock	(8.7)			(8.7)
Net Income Available to IPG Common Stockholders - Basic	$259.2	$(50.9)	$(28.3)	$338.4

Adjustments: Effect of Dilutive Securities
Interest on 4.75% Notes	0.8			0.8
Dividends on Preferred Stock	0.0			8.7
Net Income Available to IPG Common Stockholders - Diluted	$260.0			$347.9

Weighted-Average Number of Common Shares Outstanding - Basic	421.1			421.1
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	5.2			5.2
4.75% Notes	3.3			3.3
Preferred Stock Outstanding	0.0			13.7
Weighted-Average Number of Common Shares Outstanding - Diluted	429.6			443.3

Earnings Per Share Available to IPG Common Stockholders - Basic	$0.62			$0.80
Earnings Per Share Available to IPG Common Stockholders - Diluted	$0.61	$(0.11)	$(0.06)	$0.78